POOLWORKS (GERMANY) LTD.

Financial Statements

December 31, 2016

Report of Independent Registered Public Accounting Firm

2

Balance Sheets

3

Statements of Comprehensive Income

4

Statements of Changes in Members’ Equity

5

Statements of Cash Flow

6

Notes to the Financial Statements

7

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Momentous Entertainment Group, Inc.

Sugar Land, TX

We have audited the accompanying balance sheets of Poolworks (Germany) Ltd. (the Company) as of December 31, 2016, and 2015, and the related statements of comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2016, and 2015, and the results of its operations and its cash flows for the years then, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Thayer O’Neal Company, LLC

/s/ Thayer O’Neal Company, LLC

Houston, Texas

April 26, 2017

POOLWORKS (GERMANY) LTD.
BALANCE SHEETS
December 31, 2016 and 2015

ASSETS	2016	2015
Current assets
Cash and cash equivalents	$42,909	$20,993
Accounts receivable, net	18,190	154,402
Total current assets	61,099	175,395

Property and Equipment, net	9,955	16,155

Other assets	6,816	8,512

Total assets	$77,871	$200,062

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payables	$3,903,004	$3,736,426
Accrued expense	2,554,860	2,105,886
Tax payable	15,636	11,476
Total current liabilities	6,473,500	5,853,788

Non-current liabilities
Note payables - related party	34,061,074	35,276,139
Accrued interest - related party	9,577,925	8,595,174
	43,638,998	43,871,313
Other payables	6,505	3,855

Total liabilities	50,119,004	49,728,956

Members’ Equity
Accumulated deficit	(57,273,478)	(54,908,290)
Accumulated other comprehensive income	7,232,346	5,379,396
Total members’ equity	(50,041,133)	(49,528,894)
Total liabilities and members' equity	$77,871	$200,062

See accompanying notes to the financial statements

POOLWORKS (GERMANY) LTD.
STATEMENTS OF COMPREHENSIVE INCOME
For the Years ended December 31, 2016 and 2015

	2016	2015
Revenue	$380,167	$604,353

Operating Expenses
Salaries and benefits	237,749	231,634
Social security and expenses for pensions and assistance	45,308	45,213
Depreciation expense	7,709	23,384
Server cost	120,631	120,400
Bad Debt Expense	18,192	20,506
Insurance	748	859
Rent expenses	27,288	54,065
Advertising	12,729	19,946
Travel	3,675	9,713
Professional fees	616,414	756,189
Interest expense	1,350,094	1,314,603
Other operating expenses	317,532	466,317
Total Operating expense	2,758,069	3,062,827

Income (loss) from operations	(2,377,902)	(2,458,474)

Other income (loss)	12,713	22,609

Net income (loss)	$(2,365,189)	$(2,435,865)

Other comprehensive income
Translation adjustment	1,852,950	5,379,396
Total comprehensive income (loss)	$(512,238)	$2,943,530

See accompanying notes to the financial statements

POOLWORKS (GERMANY) LTD.
STATEMENTS OF CHANGES IN MEMBERS' EQUITY
For the Years ended December 31, 2016 and 2015

	Accumulated Deficit	Accumulated Comprehensive Income (loss)	Total Members' Equity

Balance at January 1, 2015	$(52,472,425)	$-	$(52,472,425)

Activity for the year ended December 31, 2015

Net income (loss)	(2,435,865)	-	(2,435,865)
Other comprehensive income (loss)	-	5,379,395	5,379,396

Balance at December 31, 2015	(54,908,290)	5,379,396	(49,528,894)

Activity for the year ended December 31, 2016

Net income (loss)	(2,365,189)	-	(2,365,189)
Other comprehensive income (loss)	-	1,852,950	1,852,950

Balance at December 31, 2016	$(57,273,478)	$7,232,346	$(50,041,133)

See accompanying notes to the financial statements

POOLWORKS (GERMANY), LTD
STATEMENTS OF CASH FLOW
For the Years ended December 31, 2016 and 2015

	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(2,365,189)	$(2,435,865)
Adjustments to reconcile net loss to net cash used in operating activities	-	-
Depreciation and Amortization	7,709	23,384
(Increase) Decrease in:	-	-
Accounts Receivable	137,495	858,644
Accounts Payable	312,915	3,801,145
Other Liabilities	557,363	2,085,189
Interest Payable	1,373,838	(4,341,222)
Cash Flows Provided (used) by Operating Activities	24,131	(8,725)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Property and Equipment	(1,787)	(1,446)
Decrease in Other Assets	1,468	(8,659)
Cash Flows Provided by Investing Activities	(319)	(10,105)
Effect of exchange rate in cash	(1,896)	(4,153)
Net increase (decrease) in cash	21,916	(22,982)

Cash and cash equivalents
Cash, beginning of period	20,993	43,975
Cash, end of period	$42,909	$20,993

Supplemental cash disclosures
Interest paid	$-	$-
Income taxes paid	$-	$-

See accompanying notes to the financial statements

POOLWORKS (GERMANY) LTD.

Notes to the Financial Statements

December 31, 2016 and 2015

NOTE 1-ORGANIZATION

Poolworks (Germany) Ltd. is a German company with offices in Berlin and registered in the U.K. The company is a 100% subsidiary of VZ Network Holdings, Inc., a Delaware company. Poolworks (Germany) Ltd. (the “Company”) owns and operates the social-media networking platforms studiVZ and meinVZ, directed and offered primarily to individuals located in the Republic of Germany.

The studiVZ platform was founded in 2005 in Berlin and received investment capital from Lukasz Gadowski, Georg von Holtzbrinck Publishing Group (Holtzbrinck) and the Samwer brothers. It was acquired along with meinVZ by Georg von Holtzbrinck Publishing Group in 2007 for 85 million euros and then by financers Michael Pope and Adam Levin in 2012. Today, studiVZ and meinVZ have more than 10 million registered users and over 45 million page impressions per month, largely with the German-speaking countries of Germany, Switzerland and Austria.

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The accompanying audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and with the rules and regulations of the United States Securities and Exchange Commission.

Use of Estimates and Assumptions

Preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. The Company has adopted the provisions of ASC 260.

Cash Equivalents

For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Current Receivables

FASB ASC 310 states that allowances for doubtful accounts should be deducted from the related receivables and appropriately disclosed. FASB ASC 31-10-50-4 requires, as applicable, any unearned income, unamortized premiums and discounts, and net unamortized deferred fees and costs be disclosed in the financial statements. Under FASB ASC 825, fair value disclosure is not required for trade receivables when the carrying amount of the trade receivable approximates its fair value.

Property and Equipment

Property and equipment of the Company is stated at cost. In accordance with AST Topic 360, Property, Plant and Equipment, expenditures for fixed assets that substantially increase the useful lives of existing assets are capitalized at cost and depreciated. Routine expenditures for repairs and maintenance are expensed as incurred. Depreciation is provided principally on the straight-line method over the estimated useful life of the asset.

Revenue Recognition

The Company follows ASC 605-10-S99-1 for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when all the following criteria are met:

i.

persuasive evidence of an arrangement exists;

ii.

the services have been rendered to the customer;

iii.

the sales price is fixed or determinable; and

iv.

collectability is reasonably assured.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

The Company is an emerging growth company under the Jumpstart Our Business Startups Act of 2012 (JOBS Act). Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

Subsequent Events

The Company follows the guidance in ASC 855-10-50 for the disclosure of subsequent events. The Company evaluates subsequent events from the date of the balance sheet through the date when the financial statements are issued. Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them with the SEC and the EDGAR system.

NOTE 3-GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the accompanying financial statements, The Company has very limited financial resources, with working capital and net shareholder deficits and had generated limited revenue as of December 31, 2016.

While the Company is undertaking its business plan to generate additional revenues, the Company’s cash position may not be sufficient to support the Company’s basic business plan and product development efforts. Management believes that the actions presently underway to increase the number of contracts undertaken have a realistic chance of succeeding. While the Company believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect. The Company’s ability to continue as a going concern is dependent upon its ability to achieve profitable operations or obtain adequate financing.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4-ACCOUNTS RECEIVABLE

The Company records accounts receivable for advertising contracts for ads on the studiVZ and meinVZ websites in the period in which they are earned. Accounts receivable, net are as follows:

	2016	2015
Accounts Receivable	$209,771	$317,850
Allowance for Bad Debts	(191,581)	(163,448)
Accounts Receivable, Net	$18,190	$154,402

NOTE 5-PROPERTY AND EQUIPMENT

The Company purchased office equipment, computers and computer hardware and had a net balance of $9,955 at December 31, 2016 and $ 16,155 at December 31, 2015.

NOTE 6-ACCOUNTS PAYABLE AND ACCRUED EXPENSES

At December 31, 2016 and 2015, the Company had balances of $3,903,004 and $3,736,423 in accounts payable respectively.

At December 31, 2016, the Company recorded invoices from Georg von Holtzbrinck Publishing Group (former owner) of $3,338,036 for reimbursement of Telefonica server invoices that were paid by Holtzbrinck. The Company recorded $551,448 in invoices from devbliss, gmbH for operating costs, and $13,520 in miscellaneous operating payables.

At December 31, 2016 and 2015, the Company accrued management fees and related-party invoices of $2,554,860 and $2,105,886, respectively.

NOTE 7-TAXES PAYABLE

The Company records Value Added Tax (VAT) for invoices that is a net of taxes charged on invoices and taxes received on purchases. The balance at December 31, 2016 and 2015 is $15,636 and $11,476, respectively.

NOTE 8-NOTES PAYABLES RELATED PARTY

At December 31, 2016, the Company recorded $34,061,074 in Notes Payable to Shareholders for past investments, originally invested by the Georg von Holtzbrinck Publishing Group, prior to 2012, and remained on the books by Vert Capital. The Company also recorded interest payable of $9,577,925, accrued at 8% per annum at December 31, 2016. At December 31, 2015, The Company recorded $35,276,139 in Notes Payable and $8,595,174 in accrued interest payable.

During 2016 and 2015, Vert Capital charged 50,000 Euros per month for management fees. As of December 31, 2016, and 2015, the Company expensed $553,215 and $665,810 respectively for the management fees to Vert Capital.

NOTE 9-OPERATING LEASES

On February 15, 2016, the Company extended the term of the office lease from February 15, 2016 to February 28, 2018 at a monthly rate of $1,794 per month. The five-year lease commitment is as follows.

Description	Original Date	Extended Term	Monthly Payment	<1 yr	1yr-5yr	Lease Deposit

ANH Hausbesitz	2/15/16	2/15/16 – 2/28/18	$1,794	$21,522	$3,588	-

NOTE 10-SUBSEQUENT EVENTS

On February 8, 2017, Momentous Entertainment Group, Inc. (MMEG) filed a Current Report on Form 8-K to report that MMEG executed a Share Exchange Agreement with the shareholders of VZ Network Holdings, Inc., a Delaware company (the “Selling Company” or “VZ”), purchasing all of the issued and outstanding shares of VZ for newly-issued preferred stock of MMEG, with VZ becoming a wholly-owned subsidiary of MMEG. VZ owns 100% of the equity of Poolworks (Germany) Ltd.